UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 29, 2014

EnerNOC, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, Suite 400, Boston, Massachusetts	02210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 224-9900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On May 29, 2014, at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of EnerNOC, Inc. (the “Company”), the Company’s stockholders voted on and approved the EnerNOC, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”). The 2014 Plan became effective on the date of the Annual Meeting. The 2014 Plan is intended to be the successor to the EnerNOC, Inc. Amended and Restated 2007 Employee, Director and Consultant Stock Plan (the “2007 Plan”).

The 2014 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards, and performance awards that may be settled in cash, stock, or other property.

Subject to adjustment for certain changes in the Company’s capitalization, the total number of shares of the Company’s common stock that may be issued under the 2014 Plan will not exceed 1,941,517 shares plus the number of shares subject to stock awards outstanding under the 2007 Plan and the EnerNOC, Inc. Amended and Restated 2003 Stock Option and Incentive Plan (the “2003 Plan”) that (i) expire or otherwise terminate without all of the shares covered by such award having been issued, (ii) are settled in cash, (iii) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares, (iv) are reacquired or withheld (or not issued) by the Company to satisfy the exercise or purchase price of an award (including any shares that are not delivered because such award is exercised through a reduction of shares subject to such award), or (v) are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with an award. This resulting number is referred to as the “Share Reserve.”

As of May 29, 2014, under the 2003 Plan and 2007 Plan, options to purchase approximately 834,181 shares were outstanding and awards other than options covering an aggregate of 2,361,098 shares were outstanding. Following the effective date of the 2014 Plan, no further shares are available to grant under the 2003 Plan or the 2007 Plan.

If a stock award granted under the 2014 Plan expires or otherwise terminates without all of the shares covered by such stock award having been issued, or is settled in cash, such expiration, termination or settlement will not reduce the number of shares of common stock that may be available for issuance under the 2014 Plan, and the unissued shares subject to such stock award will again become available for issuance under the 2014 Plan. If any shares of common stock issued pursuant to a stock award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares, then the shares that are forfeited or repurchased will again become available for issuance under the 2014 Plan. In addition, any shares of common stock reacquired or withheld (or not issued) by the Company in satisfaction of tax withholding obligations on a stock award or as consideration for the exercise or purchase price of a stock award will again become available for issuance under the 2014 Plan.

All of the Company’s and its affiliates’ employees, non-employee directors and consultants are eligible to participate in the 2014 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the 2014 Plan only to the Company’s and its affiliates’ employees (including officers).

A more detailed summary of the material features of the 2014 Plan is set forth in the Company’s definitive proxy statement for the Annual Meeting filed with the U.S. Securities and Exchange Commission on April 28, 2014 (the “Proxy Statement”). That summary and the foregoing description are qualified in their entirety by reference to the text of the 2014 Plan, a copy of which is incorporated by reference as Exhibit 10.1 hereto.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting on May 29, 2014 to consider and vote on the following matters, which are described in detail in the Proxy Statement:

Proposal 1 – Election of Directors

The Company’s stockholders approved the election of the persons named below as class I members of the board of directors, to serve for a three-year term until the 2017 annual meeting of stockholders, and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal. The votes cast were as follows:

Name	For	Withheld	Broker Non-Votes
Arthur Coviello	21,926,823	287,923	4,470,672
James Baum	21,602,183	612,563	4,470,672

Proposal 2 — Advisory Vote on the Compensation of the Company’s Named Executive Officers

The Company’s stockholders approved, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement. The votes cast were as follows:

For	Against	Abstentions	Broker Non-Votes
17,006,211	5,167,792	40,743	4,470,672

Proposal 3 – Approval of the EnerNOC, Inc. 2014 Long-Term Incentive Plan

The Company’s stockholders approved the EnerNOC, Inc. 2014 Long-Term Incentive Plan. The votes cast were as follows:

For	Against	Abstentions	Broker Non-Votes
20,123,766	1,929,295	161,685	4,470,672

Proposal 4 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Company’s stockholders approved the proposal to ratify the appointment of the accounting firm of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. The votes cast were as follows:

For	Against	Abstentions	Broker Non-Votes
25,989,797	663,234	32,387	0

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date: June 2, 2014	By:	/s/ Neil Moses
	Name: Title:	Neil Moses Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1@	EnerNOC, Inc. 2014 Long-Term Incentive Plan, and forms of agreement thereunder.

@	Management contract, compensatory plan or arrangement